Exhibit 8.1

Dewey & LeBoeuf LLP 1101 New York Avenue, N.W. Washington, DC 20005-4213 tel +1 202 346 8000 fax +1 202 346-8102

November 30, 2009

To the Addressees listed
on Schedule I Attached Hereto

Re:	Ford Credit Auto Owner Trust 2009-E – Tax Opinion

Ladies and Gentlemen:

We have acted as special tax counsel to Ford Motor Credit Company LLC, a Delaware limited liability company ("Ford Credit"), and Ford Credit Auto Receivables Two LLC, a Delaware limited liability company (the "Depositor"), in connection with the issuance by Ford Credit Auto Owner Trust 2009-E, a Delaware statutory trust (the "Trust"), of its Asset Backed Notes (the "Notes").  The Notes are being issued pursuant to the Indenture, dated as of November 1, 2009 (the "Indenture"), between the Trust and The Bank of New York Mellon, a New York banking corporation ("BNYM"), as indenture trustee (the "Indenture Trustee").  Capitalized terms not otherwise defined herein are used as defined in Appendix A to the Sale and Servicing Agreement, dated as of November 1, 2009 (the "Sale and Servicing Agreement"), among the Depositor, the Trust and Ford Credit, as servicer (in such capacity, the "Servicer").

In connection with the opinions expressed herein, we have examined originals or copies, certified or otherwise identified to our satisfaction, of all such documents as we have deemed necessary or appropriate, including the following:

(a)	the Indenture;

(b)	the Sale and Servicing Agreement;

(c)	specimens of the Notes; and

(d)
the Second Amended and Restated Trust Agreement, dated as of November 1, 2009 (the "Trust Agreement"), between the Depositor and U.S. Bank Trust National Association, a national banking association, as owner trustee (the "Owner Trustee").

New York   |   London multinational partnership   |   Washington, DC
Albany   |   Almaty   |   Beijing   |   Boston   |   Brussels   |   Chicago   |   Doha   |   Dubai
 Frankfurt   |   Hong Kong   |   Houston   |   Johannesburg  (pty ) ltd.  |   Los Angeles   |   Milan   |   Moscow
Paris multinational partnership   |   Riyadh affiliated office   |   Rome   |   San Francisco   |   Silicon Valley   |   Warsaw

To the addressees listed
     on Schedule I hereto
November 30, 2009

The documents listed in clauses (a) through (d) are collectively referred to as the "Transaction Documents".

We have also examined originals or copies of the following:

(i)
the preliminary prospectus supplement, dated November 16, 2009 (the "Preliminary Prospectus Supplement"), filed with the Securities and Exchange Commission (the "Commission") pursuant to Rule 424(b)(3) on November 19, 2009 (the Preliminary Prospectus Supplement and the base prospectus, dated November 16, 2009 (the "Base Prospectus"), together being referred to as the "Preliminary Prospectus"); and the final prospectus supplement, dated November 18, 2009 (the "Final Prospectus Supplement"), filed with the Commission pursuant to Rule 424(b)(2) on November 20, 2009 (the Final Prospectus Supplement and the Base Prospectus, together being referred to as the "Final Prospectus" and, together with the Preliminary Prospectus, the "Prospectus"); and

(ii)
the preliminary offering memorandum, dated November 16, 2009 (the "Preliminary Offering Memorandum"), which Preliminary Offering Memorandum includes and incorporates the Preliminary Prospectus; and the final offering memorandum, dated November 18, 2009 (the "Final Offering Memorandum" and, together with the Preliminary Offering Memorandum, the "Class A-1 Notes Offering Memorandum"), which Final Offering Memorandum includes and incorporates the Final Prospectus, each prepared for the purposes of offering the Class A-1 Notes.

In rendering the opinions expressed herein, we have assumed the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies.  We have assumed and have not verified the accuracy as to factual matters of the representations and warranties of the Trust in the Transaction Documents.  We have also reviewed such questions of law as we have considered necessary for purposes of the opinions expressed herein.  We have assumed the due authorization, execution and delivery of all agreements referred to herein by all the parties thereto and that such agreements are valid and binding agreements of the parties thereto.  We have assumed that the Trust and each other party to any such agreement has satisfied those legal requirements that are applicable to it to the extent necessary to make such agreement or obligation enforceable against it.

We have, for purposes of rendering the opinions expressed herein, also relied on the representations of Ford Credit set forth in the representation letter dated as of November 30, 2009.  The opinions expressed herein are also based on the assumption that there are no agreements or understandings with respect to those transactions contemplated in the Transaction Documents other than those contained in the Transaction Documents.  Furthermore, the opinions expressed herein are based on the assumption that all parties to the Transaction Documents will comply with the terms thereof, including all tax reporting requirements contained therein.

To the addressees listed
     on Schedule I hereto
November 30, 2009

Based upon the foregoing and consideration of such other matters as we have deemed appropriate, we are of the opinion that:

1.
The Trust will not be classified as an association or a publicly traded partnership taxable as a corporation for U.S. federal income tax purposes, and for so long as the Trust has only one owner for U.S. federal income tax purposes, the Trust will not be treated as an entity separate from its owner.

2.
The Class A Notes, the Class B Notes and the Class C Notes, to the extent treated for U.S. federal income tax purposes as beneficially owned by a person other than Ford Credit, will be characterized as debt for U.S. federal income tax purposes, and the Class D Notes, to the extent treated for U.S. federal income tax purposes as beneficially owned by a person other than Ford Credit, should be characterized as debt for U.S. federal income tax purposes.

3.
The statements contained in the Base Prospectus, the Preliminary Prospectus Supplement and the Final Prospectus Supplement under the headings "Summary of the Notes – Tax Status", "Summary – Tax Status" and "Tax Matters", insofar as such statements constitute a summary of law and legal conclusions, and subject to the qualifications set forth therein, have been prepared or reviewed by us and are correct in all material respects.

We do not express any opinion as to any laws other than the federal tax laws of the United States of America.  The opinions set forth herein are based upon the existing provisions of the Internal Revenue Code of 1986, as amended, and Treasury regulations issued or proposed thereunder, published revenue rulings and releases of the Internal Revenue Service and existing case law, any of which could be changed at any time.  Any such changes may be retroactive in application and could modify the legal conclusions upon which such opinions are based.  The opinions expressed herein are limited as described above, and we do not express an opinion on any other tax aspect of the transactions contemplated by the Transaction Documents or the effect of such transactions.

We are furnishing this opinion letter to you solely for your benefit in connection with the transactions contemplated by the Transaction Documents.  This opinion letter is rendered as of the date hereof and we undertake no obligation to update this opinion letter or advise you of any changes in the event there is any change in legal authorities, facts, assumptions or documents on which this opinion letter is based (including the taking of any action by any party to the Transaction Documents pursuant to any opinion of counsel or a waiver), or any inaccuracy in any of the representations, warranties or assumptions upon which we have relied in rendering this opinion letter unless we are specifically engaged to do so.  This opinion letter is rendered only to those to whom it is addressed and may not be relied on in connection with any transactions other than the transactions contemplated herein.  This opinion letter is not to be used, circulated, quoted or otherwise referred to for any other purpose.  This opinion letter may

To the addressees listed
     on Schedule I hereto
November 30, 2009

not be relied upon for any other purpose, or relied upon by any other person, firm or corporation for any purpose, without our prior written consent.

__________________________

Pursuant to U.S. Treasury Department Circular 230, any tax advice contained in this communication is not intended or written to be used, and cannot be used, for the purpose of avoiding tax-related penalties.  Further, this advice was written to support the promotion or marketing of the transaction and/or matters addressed herein and each affected party should seek advice based on its particular circumstances from an independent tax advisor.

Very truly yours, /s/ Dewey & LeBoeuf LLP

SCHEDULE I

Ford Motor Credit Company LLC
One American Road
Dearborn, Michigan 48126

Ford Credit Auto Receivables Two LLC
One American Road
Dearborn, Michigan 48126

Ford Credit Auto Owner Trust 2009-E
c/o U.S. Bank Trust National Association,
as Owner Trustee
300 Delaware Avenue, Ninth Floor
Wilmington, Delaware 19801

The Bank of New York Mellon,
as Indenture Trustee
101 Barclay Street, Floor 4 West
New York, New York 10286

U.S. Bank Trust National Association,
as Owner Trustee
300 Delaware Avenue, Ninth Floor
Wilmington, Delaware 19801

Barclays Capital Inc.
J.P. Morgan Securities Inc.
Morgan Stanley & Co. Incorporated,
     on behalf of themselves and as
     Representatives of the several Underwriters
     and as Class A-1 Note Purchasers
c/o J.P. Morgan Securities Inc.
270 Park Avenue, 10th Floor
New York, New York 10017

Standard & Poor’s Ratings Services, a Standard
     & Poor’s Financial Services LLC business
55 Water Street, 40th Floor
New York, New York 10041

Moody's Investors Service, Inc.
7 World Trade Center
250 Greenwich Street
New York, New York 10007